UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 20, 2007

_____________

CASTLE BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32849	41-2103550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

570 Lexington Avenue, 29th Floor
New York, New York 10022

(Address of principal executive offices)

(646) 356-0200

(Registrant's telephone number,

 including area code)

____________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers: Compensatory Arrangements of Certain Officers

Separation Agreement with Herbert Roberts; Reinstatement of Keith A. Bellinger as Principal Financial Officer

On March 20, 2007, Castle Brands Inc. (the “Company”) entered into a Separation Agreement (the “Separation Agreement”) with Herbert Roberts, the Company’s former Senior Vice President, Chief Financial Officer and Treasurer.

Pursuant to the Separation Agreement, Mr. Roberts ceased to be Senior Vice President, Chief Financial Officer and Treasurer of the Company as of March 15, 2007 (the “Effective Date”).

The Company has agreed to pay Mr. Roberts a severance payment of $100,000.  The Company will also continue Mr. Robert’s benefits coverage under COBRA for the earlier of (1) 12 months following the Effective Date and (2) the period ending on the date he receives new employment and becomes eligible for new benefits coverage.

Mr. Roberts and the Company also released claims against each other, except as specifically provided in the Separation Agreement. Except as specifically provided in the Separation Agreement, Mr. Robert’s employment agreement with the Company, dated as of December 5, 2006, was terminated effective as of the Effective Date.

This summary of the Separation Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference.

The Company issued a press release on March 20, 2007 announcing, among other things, the departure of Mr. Roberts, a copy of which is included as Exhibit 99.1.

Mr. Roberts had been serving as the principal financial officer of the Company.  The Company’s President and Chief Operating Officer, Keith A. Bellinger, 49, who served as the Company’s principal financial officer until February 14, 2007, has been reappointed to that position as of March 15, 2007 by the Company’s board of directors. Prior to joining the Company in 2005, Mr. Bellinger held multiple executive positions within Allied Domecq PLC and its subsidiaries, including the position of Chief Financial Officer of Allied Domecq Spirits USA.

The Company is currently engaged in an active search for a new Chief Financial Officer.

Employment Agreement with Alfred J. Small

On March 20, 2007, the Company entered into a three-year employment agreement (the “Employment Agreement”) with Mr. Alfred J. Small, the Company’s Vice President – Controller and principal accounting officer, pursuant to which Mr. Small will continue to serve in those roles.  The Employment Agreement provides for a current annual base salary of $137,290, with increases in the sole discretion of the compensation committee of the Company’s board of directors. This Employment Agreement also includes incentive performance bonuses of up to 30% of the annual base salary upon successful achievement of goals and objectives agreed upon by Mr. Small and the compensation committee.  The Employment Agreement also provides that Mr. Small is entitled to options to purchase our common stock to the extent granted by the compensation committee.

If the Company does not offer to renew this employment agreement after the expiration of its three-year term, Mr. Small is entitled to six months salary and benefits. Mr. Small is also entitled to 12 months salary, a pro rated portion of his annual incentive bonus, if any, based on the portion of the year in which Mr. Small was employed and accelerated vesting of a pro rata portion of any of his unvested stock options for the number of full calendar months that have elapsed from the last vesting date through the date of termination if (1) his employment is terminated by the Company without cause or by Mr. Small for “good reason” and (2) Mr. Small complies with the provisions of the Employment Agreement relating to confidentiality, discoveries and improvements, non-solicitation, non-competition and non-disparagement.

The Company may terminate Mr. Small at any time for “cause” with 30 days prior written notice. Mr. Small may terminate his employment for any reason upon 60 days’ notice to us. No payments, other than payments for base salary already earned as of the date of termination, will be payable to Mr. Small upon termination by the Company for cause or by Mr. Small voluntarily.

This summary of the employment agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 10.2 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1	Separation Agreement, dated March 20, 2007, between Castle Brands Inc. and Herbert Roberts.

10.2	Employment Agreement, dated March 20, 2007, between Castle Brands Inc. and Alfred J. Small

99.1	Press Release, dated March 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:

March 20, 2007

CASTLE BRANDS INC.

By	/s/ Mark Andrews
Name: Mark Andrews
Title: Chairman and Chief Executive Officer